================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a- 6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              BANC ONE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                                              Bank One Logo

                                                                  March 11, 1998

Dear Shareholders:

     It is my pleasure to invite you to the Annual Meeting of BANC ONE CORPORATION Shareholders. This year the meeting will be held on Tuesday, April 21 at 9:00 A.M. at the Hyatt Regency Columbus at the Greater Columbus Convention Center, 350 North High Street, Franklin Room, Columbus, Ohio. A map showing the location of the meeting has been provided on the back cover of the attached Proxy Statement. Your Board of Directors and Management look forward to greeting those shareholders able to attend.

     For the reasons set forth in the Proxy Statement, your Board of Directors unanimously recommends a vote FOR Item 1, the election of directors, as set forth on the enclosed Proxy Card. This matter is more fully described in the accompanying Notice of Meeting and Proxy Statement.

     It is important that your shares be represented at the meeting whether or not you are able to attend personally. Accordingly, I urge you to sign and date the enclosed Proxy Card and return it in the enclosed envelope as promptly as possible.

     Thank you for your interest and participation in the affairs of BANC ONE.

                                          Sincerely,

                                          /s/ John B. McCoy
                                          John B. McCoy
                                          Chairman and Chief Executive Officer

                 (This page has been left blank intentionally.)

                                                              Bank One Logo

                              BANC ONE CORPORATION

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

                                                              Columbus, Ohio
                                                              March 11, 1998

To the Shareholders of BANC ONE CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of BANC ONE CORPORATION will be held at the Hyatt Regency Columbus at the Greater Columbus Convention Center, 350 North High Street, Franklin Room, Columbus, Ohio, on Tuesday, April 21, 1998, at 9:00 A.M., Columbus time, for the purpose of considering and voting upon the following matters, all as set forth in the accompanying Proxy Statement.

        ELECTION OF DIRECTORS -- Election of a Board of Directors to hold office until the next annual meeting of shareholders.

        OTHER BUSINESS -- Transaction of such other business as may properly come before the meeting.

     The close of business on February 27, 1998 has been fixed as the date of record for those shareholders entitled to vote at the annual meeting. The stock transfer books of BANC ONE CORPORATION will not be closed.

                                          By Order of the Board of Directors:

                                          /s/ Steven Alan Bennett
                                          Steven Alan Bennett
                                          Senior Vice President, General Counsel
                                          and Secretary

YOU ARE REQUESTED TO EXECUTE, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POST-PAID ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION.........................................     1

ELECTION OF DIRECTORS.......................................     1

DIRECTORS FEES AND COMPENSATION.............................     5

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................     6

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION..............................................     6

EXECUTIVE COMPENSATION......................................     9
     Summary Annual Compensation............................     9
     Stock Incentive Plans..................................    11
     Comparison of Five Year Cumulative Total Return........    12
     Savings Plan...........................................    13
     Pension Plan...........................................    14
     Supplemental Executive Retirement Plan.................    15
     Other..................................................    16

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....    16

TRANSACTIONS WITH MANAGEMENT AND OTHERS.....................    16

OWNERSHIP OF SHARES.........................................    17

INDEPENDENT PUBLIC ACCOUNTANTS..............................    18

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING...............    18

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS..................    18

OTHER BUSINESS..............................................    19

                              BANC ONE CORPORATION
                             100 East Broad Street
                              Columbus, Ohio 43271

                                PROXY STATEMENT

                              GENERAL INFORMATION

     BANC ONE CORPORATION, hereinafter referred to as "BANC ONE," is furnishing this Proxy Statement to its shareholders in connection with the solicitation of proxies for use in voting at the Annual Meeting of Shareholders (the "Meeting") on Tuesday, April 21, 1998. The enclosed proxy is solicited by the Board of Directors of BANC ONE (the "Board"). This Proxy Statement is being mailed on or about March 11, 1998.

     The close of business on February 27, 1998, has been fixed as the date of record for those shareholders entitled to vote at the Meeting. The stock transfer books of BANC ONE will not be closed. As of February 27, 1998, BANC ONE had outstanding and entitled to vote 642,460,237 shares of Common Stock without par value ("Common Stock"), each of which is entitled to one vote. The 2,537,123 outstanding shares of Series C $3.50 Cumulative Convertible Preferred Stock ("Preferred Stock"), BANC ONE's only issue of preferred stock, are not entitled to vote at the Meeting.

     Any shareholder giving the enclosed proxy has the power to revoke it at any time before it is voted if notice of revocation is given to BANC ONE in writing or at the Meeting. The shares represented by the enclosed proxy will be voted as specified by the shareholders. If no choice is specified, the proxy will be voted for the election as Directors of the nominees named herein.

     The presence of a majority of the outstanding shares of Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for all matters to be considered at the Meeting. The election of directors requires a plurality of the votes cast by the holders of Common Stock at the meeting.

     Votes, whether in person or by proxy, will be counted and tabulated by judges of election appointed by the Board. With respect to all matters to be considered, abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the Meeting.

     The solicitation of proxies will be made by mail except for any incidental solicitation on the part of Directors and officers of BANC ONE and of its affiliates by personal interviews, by telephone or by telegraph. BANC ONE will bear the cost of the solicitation of proxies and it may reimburse brokers and others for their expenses in forwarding solicitation material to beneficial owners of Common Stock. BANC ONE has retained Georgeson & Company Inc. to assist in such solicitation for a fee of $9,000 plus expenses.

                             ELECTION OF DIRECTORS

     The number of Directors to be elected at the Meeting has been fixed by the Board at thirteen. Each Director will hold office until the 1999 Annual Meeting of Shareholders or until a successor is elected and qualified. Except as otherwise specified in the proxy, the shares represented by the enclosed proxy will be voted for the election as Directors of the thirteen nominees named below. If a nominee should become unavailable to serve, which is not anticipated, proxies will be voted for election of such person, if any, as shall be designated by the Board.

     Each of the nominees for election as Director is currently a Director of BANC ONE. Each of BANC ONE's present Directors was elected by the shareholders at the 1997 Annual Meeting of Shareholders, except for John C. Tolleson, who was elected by the Board effective July 1, 1997.(1) The information which follows includes, as to each such nominee, the nominee's age, the year in which service was commenced as a Director of BANC ONE, the nominee's current positions and offices held with BANC ONE, if applicable, the nominee's business experience during the past five years, and certain other information, together with the nominee's beneficial ownership of Common Stock as of January 1, 1998.(2)(3)

[Photo]                  Bennett Dorrance, 52, Director since 1996.            11,123 Shares(4)
                              Private investor and Chairman and Managing Director of
                              DMB Associates, Phoenix, Arizona (real estate
                              investment and development). Mr. Dorrance is a director
                              of Campbell Soup Company, Inc. and UDC Homes, Inc.

[Photo]                  Charles E. Exley, Jr., 68, Director since 1992.       14,559 Shares(4)
                              Corporate Director. Chairman and Chief Executive
                              Officer, NCR Corporation (manufacturing and sales of
                              computers and related products), January 1988 to
                              September 1991; prior thereto, President of NCR
                              Corporation. Mr. Exley is a director of Merck & Co.,
                              Inc.

[Photo]                  John R. Hall, 65, Director since 1987.                44,421 Shares(4)
                              Retired Chairman and Chief Executive Officer, Ashland,
                              Inc. (oil refiner, manufacturer and distributor of
                              chemicals). Mr. Hall served as Chairman of Ashland,
                              Inc. from October 1981 to January 1997 and as Chief
                              Executive Officer from October 1981 to September 1996.
                              Mr. Hall serves as a director of Arch Coal, Inc., CSX
                              Corporation, Humana, Inc., Reynolds Metals Company and
                              UCAR International, Inc.

[Photo]                  Laban P. Jackson, Jr., 55, Director since 1993.       21,766 Shares(4)
                              Chairman and Chief Executive Officer, Clear Creek
                              Properties, Inc. (real estate development), January
                              1989 to present; prior thereto, Chairman and Chief
                              Executive Officer, International Spike, Inc.

[Photo]                  John W. Kessler, 62, Director since 1995.             23,801 Shares(4)
                              Chairman, The New Albany Company (real estate
                              development), 1988 to present, Chairman, Marsh &
                              McLennan Real Estate Advisors, Inc. (real estate
                              development), 1980 to present and Chairman, John W.
                              Kessler Company (real estate development), 1975 to
                              present. Mr. Kessler served as a director of BANC ONE
                              from 1986 to 1992.

[Photo]                  Richard J. Lehmann, 53, Director since 1995.         205,722 Shares(5)
                              President, BANC ONE, April 1995 to present, and Chief
                              Operating Officer, BANC ONE, January 1996 to present;
                              Chairman and Chief Executive Officer, Banc One Arizona
                              Corporation (formerly, Valley National Corporation) and
                              Bank One, Arizona, N.A. (formerly Valley National
                              Bank), January 1991 to April 1995. Mr. Lehmann serves
                              as a director of Moore Corporation Limited.

[Photo]                  John B. McCoy, 54, Chairman and Director since 1983. 774,857  Shares(6)
                              Chairman, BANC ONE, January 1987 to present; President,
                              BANC ONE, January 1983 to January 1987. Mr. McCoy
                              serves as a director of Ameritech Corporation, Cardinal
                              Health, Inc., Federal Home Loan Mortgage Corporation
                              and Paymentech, Inc.

[Photo]                  John G. McCoy, 85, Director since 1967.              571,008 Shares
                              Chairman, BANC ONE Executive Committee, May 1984 to
                              present; prior thereto, Chairman and Chief Executive
                              Officer of BANC ONE. Mr. McCoy was a founder of BANC
                              ONE.(7)

[Photo]                  Thekla R. Shackelford, 63, Director since 1993.      197,184 Shares(4)
                              Education consultant. Ms. Shackelford founded School
                              Selection Consulting, an admissions service for
                              independent secondary schools and colleges, in 1978.
                              Ms. Shackelford serves as a director of Fiserv Inc. and
                              Wendy's International, Inc.

[Photo]                  Alex Shumate, 47, Director since 1993.                 8,518 Shares(4)
                              Office Managing Partner, Squire, Sanders & Dempsey
                              (attorneys-at-law), Columbus, Ohio since 1991. Mr.
                              Shumate, who joined Squire, Sanders & Dempsey in 1988,
                              served as Chief Counsel and Deputy Chief of Staff to
                              the Governor of Ohio from 1985 to 1988. Mr. Shumate
                              serves as a director of Intimate Brands, Inc. and Wm.
                              Wrigley Jr. Company.

[Photo]                  Frederick P. Stratton, Jr., 58, Director since 1988.  42,303 Shares(4)
                              Chairman and Chief Executive Officer, Briggs & Stratton
                              Corporation (manufacturer of air cooled gasoline
                              engines for outdoor power equipment). Mr. Stratton
                              serves as a Director of Midwest Express Holdings, Inc.,
                              Weyco Group, Inc., Wisconsin Electric Power Company and
                              Wisconsin Energy Corporation.

[Photo]                  John C. Tolleson, 49, Director since 1997.         4,345,965 Shares(8)
                              Former Chairman and Chief Executive Officer, First USA,
                              Inc. (financial services company). Mr. Tolleson served
                              as Chairman and Chief Executive Officer of First USA,
                              Inc. from 1985 to June 1997. Mr. Tolleson serves as a
                              director of Capstead Mortgage Corporation, Paymentech,
                              Inc. and Viad Corporation.


[Photo]                  Robert D. Walter, 52, Director since 1987.           102,944 Shares(4)
                              Chairman and Chief Executive Officer, Cardinal Health,
                              Inc. (pharmaceutical service provider). Mr. Walter is a
                              director of CBS Corporation and Karrington Health, Inc.

------------------------------
(1) Incumbent director E. Gordon Gee is not standing for re-election.

(2) Unless otherwise indicated, the nominee has had the same principal occupation for the past five years. Only directorships in companies with a class of equity securities registered pursuant to the Securities Exchange Act of 1934, or otherwise subject to its periodic reporting requirements, are listed.

(3) Included in the shares set forth in the table above are shares owned by the nominee, the nominee's spouse, minor children and certain other family members, and shares over which they have full voting control and power of disposition, except as otherwise indicated. Share amounts are reported and percentages of share ownership are calculated based upon the shares of Common Stock outstanding as of January 1, 1998, adjusted to give effect to the 10% stock dividend paid on February 26, 1998. The percentage of shares of Common Stock beneficially owned by each person is less than 1%. No shares of BANC ONE Preferred Stock are beneficially owned by any nominee.

(4) Share amount shown excludes options on 1,595 shares of Common Stock granted in 1997 to directors who are not employees of BANC ONE or one of its affiliates pursuant to the 1995 Stock Incentive Plan, which options were not exercisable on or within 60 days of January 1, 1998. Share amounts shown include exercisable options on shares of Common Stock granted to directors who are not employees of BANC ONE or one of its affiliates pursuant to the 1989 Stock Incentive Plan and 1995 Stock Incentive Plan. The number of shares so-included total 12,139 shares for each of Ms. Shackelford and Messrs. Exley and Jackson; 18,513 shares for each of Messrs. Hall and Walter; 18,433 shares for Mr. Stratton; 7,115 shares for Mr. Shumate; 5,096 shares for Mr. Kessler; and 3,423 shares for Mr. Dorrance.

(5) Share amount shown excludes options to purchase 208,109 shares of Common Stock, which were not exercisable on or within 60 days of January 1, 1998. Share amount shown includes 60,214 shares of Common Stock awarded to Mr. Lehmann which may be voted by him but which, during a restricted period, may not be transferred and are subject to forfeiture in the event of employment termination.

(6) Share amount shown excludes options to purchase 730,754 shares of Common Stock, which options were not exercisable on or within 60 days of January 1, 1998. Share amount shown includes (a) 101,237 shares of Common Stock awarded to Mr. McCoy which may be voted by him but which, during a restricted period, may not be transferred and are subject to forfeiture in the event of employment termination, and (b) exercisable options on 195,059 shares of Common Stock.

(7) John G. McCoy is John B. McCoy's father.

(8) Share amount shown excludes option on 2,267 shares of Common Stock granted to Mr. Tolleson in 1997 as a new director pursuant to the 1995 Stock Incentive Plan, which option was not exercisable on or within 60 days of January 1, 1998.

COMMITTEES

     BANC ONE has three standing committees of the Board of Directors. The Personnel and Compensation Committee (the "Committee"), which currently consists of John R. Hall (committee chairman), Bennett Dorrance, E. Gordon Gee, John W. Kessler and Thekla R. Shackelford held four meetings during 1997. In addition to reporting to the Board on the selection of BANC ONE's principal officers, including its chairman, president and other executive officers, and the fixing of their salaries, the Committee determines the amount of bonus paid to principal officers of BANC ONE and its affiliates, approves the salaries and bonus received by the principal officers of BANC ONE affiliates, administers certain BANC ONE employee benefit plans and serves as the Board's nominating committee. The Committee, which recommends to the Board nominees for election or re-election as directors at the annual meeting of shareholders, will consider nominees recommended by shareholders as set forth hereinafter under "Annual Meeting Advance Notice Requirements."

     The Audit Committee, which currently consists of Robert D. Walter (committee chairman), Charles E. Exley, Jr., Laban P. Jackson, Jr., Alex Shumate, Frederick P. Stratton, Jr. and John C. Tolleson, held four meetings during 1997. The Audit Committee meets with BANC ONE's independent public accountants and internal auditors, reviews the scope and results of their audits, reviews management responses to audit reports and inquires into various matters such as adequacy of internal controls and security, application of new regulatory policies and accounting rules and other issues that may from time to time be of concern to the committee or its members.

     The Executive Committee, which currently consists of John G. McCoy (committee chairman), John R. Hall, John B. McCoy and Robert D. Walter, held two meetings in 1997. The Executive Committee is empowered, between Board meetings, to exercise all the powers of the Board in the management of BANC ONE.

     During 1997, there were four meetings of the Board. All Directors attended at least 75% of the total number of meetings of the Board and committees on which they served.

                        DIRECTORS FEES AND COMPENSATION

     During 1997, Directors who were not officers of BANC ONE or one of its affiliates received $2,700 as a monthly retainer, $2,500 for each Board meeting attended and $1,600 for each Board committee meeting attended. Committee chairmen received an additional $1,000 for each committee meeting chaired.

     BANC ONE has established a voluntary deferred compensation plan for non-employee Directors. Under that plan, a non-employee Director may elect, on or before December 31 of any year (or, in the case of a new Director, before such Director's term begins), to defer payment of all retainer, meeting and committee fees earned during the calendar year following such election and, unless such election is subsequently terminated, all succeeding calendar years. Fees deferred at the election of a Director are credited to an account established by BANC ONE in the Director's name and invested, at the Director's election, in The One Group()(R) Prime Money Market Fund and/or the BANC ONE stock program. Amounts invested in the BANC ONE stock program are invested in Common Stock and cash or cash equivalent securities, and cash dividends paid on shares in the BANC ONE stock program are reinvested in additional Common Stock. With certain limited exceptions, deferred amounts are paid in cash in a lump sum payment or in approximately equal annual installments over a five or ten-year period at the election of the Director, commencing 30 days after the first business day of the calendar year following the date the plan administrator is notified that the Director has ceased to be a Director. No shares of Common Stock are distributed to Directors under the plan. At the present time eight current non-employee Directors participate in the deferred compensation plan.

     The 1995 Stock Incentive Plan (the "1995 Plan") provides for the automatic grant of nonqualified stock options ("Director Stock Options") to each Director who is not an employee of BANC ONE or one of its affiliates (an "Eligible Director") upon the terms and conditions set forth in the 1995 Plan (including the condition that each Director Stock Option has an option price that is equal to the fair market value of Common Stock on the date of grant). Commencing immediately after the adjournment of the BANC ONE annual meeting each year, each Eligible Director who was an Eligible Director immediately preceding such BANC ONE annual meeting and who has been elected as a director at such annual meeting is automatically granted Director Stock Options for that number of shares of Common Stock having a fair market value of $60,000 on the date of grant if, but only if, the return on common equity of BANC ONE as set forth in BANC ONE's annual report to shareholders for the immediately preceding fiscal year is equal to or greater than 10%. In 1997, each of BANC ONE's re-elected non-employee Directors received an option on 1,595 shares of Common Stock at an exercise price of $37.61 per share (each as adjusted to give effect to the 10% stock dividend paid on February 26, 1998). The 1995 Plan further provides that each person who is first elected or appointed to serve as a Director and who is an Eligible Director is, upon such person's initial appointment or election as an Eligible Director, automatically granted Director Stock Options for that number of shares of Common Stock having a fair market value of $100,000 on the date of grant. Upon his election to the Board in July 1997, Mr. Tolleson received an option on 2,267 shares of Common Stock at an exercise price of $44.09 per share (as adjusted to give effect to the 10% stock dividend paid on February 26, 1998).

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Committee, which has responsibility for reviewing all aspects of the compensation program for key executive officers of BANC ONE, is comprised of Ms. Shackelford and Messrs. Dorrance, Gee, Hall, and Kessler, none of whom is now or in the past was an officer of BANC ONE or any of its subsidiaries.

     Members of the Committee and their associates are at present, as in the past, customers of the banks and broker-dealers affiliated with BANC ONE and have lending transactions with such banks and broker-dealers in the ordinary course of business. Additional lending transactions may be expected to take place with banks and broker-dealers affiliated with BANC ONE in the ordinary course of business. Such lending transactions have been and will continue to be on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable lending transactions with other persons. Such lending transactions did not, and will not, involve more than normal risk of collectibility or present other unfavorable features.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE POLICIES

     The Committee's primary objective in the area of compensation is to attract and retain executives with the experience and capabilities for providing outstanding leadership to BANC ONE's employees, excellent returns to BANC ONE's shareholders, and superior products and services to BANC ONE's customers.

     Each year the Committee conducts a thorough review of BANC ONE's executive compensation program. This review includes a comprehensive analysis provided by an independent, recognized compensation and benefits consulting firm covering the design and competitiveness of the compensation program. BANC ONE's executive compensation program is reviewed and analyzed with respect to each of the components of compensation, and also with respect to aggregate total compensation to ensure competitiveness against other major U.S. bank holding companies and selected diversified financial services businesses (the "Peer Group").

     Each year, the Committee reviews the selection of peer companies used for compensation comparison purposes. The Committee believes that BANC ONE's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Thus, the Peer Group used for compensation purposes is not the same as the peer group index set forth and used in the Comparison of Five-Year Cumulative Total Return graph included elsewhere in this Proxy Statement.

     The key components of BANC ONE's executive compensation program are base salary, annual incentive compensation and stock-based incentive compensation. The program is designed to provide competitive and performance-contingent current compensation, as well as opportunities to earn above-average longer-term rewards aligned with BANC ONE's shareholder value created.

     Each component of executive compensation is discussed below.

CORPORATE TAX DEDUCTION FOR EXECUTIVE COMPENSATION

     During 1993, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), was enacted to limit the corporate deduction for compensation paid to a corporation's five most highly compensated executive officers to $1 million per year per executive, unless certain requirements are met. The Committee carefully reviewed the impact of this legislation on the cost of BANC ONE's current executive compensation plans and, where appropriate, has brought executive compensation plans into compliance with the requirements of Section 162(m). It is the Committee's policy to optimize the effectiveness, as well as the tax-efficiency, of BANC ONE's executive compensation plans. In that regard, the Committee intends to maintain flexibility to take actions which it deems to be in the best interests of BANC ONE and its shareholders but which may not qualify for tax deductibility under
Section 162(m) or other sections of the Code.

BASE SALARIES

     Base salaries for executive officers are established at levels considered appropriate in view of the duties and scope of responsibilities of each officer's position. The Committee has established a goal of providing base salaries for executives at approximately the 50th percentile of the Peer Group.

     In determining base salaries, the Committee takes into account external pay practices of the Peer Group, individual performance, special assignments or responsibilities, level of responsibility, time in position, prior experience and knowledge. The Committee uses broad discretion when setting base salary levels and considers all of the above criteria. No specific weight is assigned to these criteria. Mr. McCoy's current base salary of $995,000, which was set by the Committee in July 1993, was established on the basis of these principles.

ANNUAL INCENTIVE COMPENSATION

     In 1997, BANC ONE's Chairman and President were eligible to participate in the Key Executive Management Incentive Compensation Plan (the "EMIC Plan"), while all other executive officers participated in the Management Performance Improvement Plan ("PIP"). Both the EMIC Plan and PIP established incentive award opportunities for each participant based on his or her level of responsibility. The Committee has established a goal of targeting annual incentive opportunities to between the 50th and 75th percentiles of the Peer Group, with commensurate performance targets set at high performance levels.

     Under the terms of the EMIC Plan, covering Mr. McCoy and Mr. Lehmann, the Committee established specific performance targets of an increase in earnings from the previous year and a return on assets of not less than 1.15% to generate a minimum threshold award. Award opportunities were provided based upon achieving these goals as set forth in a matrix established by the Committee. The target award levels for Mr. McCoy and Mr. Lehmann were fixed by the Committee at the beginning of the performance period as a percentage of average base compensation. This resulted in 1997 target awards for Mr. McCoy and Lehmann of $1,298,700 and $645,750, respectively. In 1997, BANC ONE did not achieve its performance thresholds for the EMIC Plan. Earnings for 1997 were affected by, among other things, the one-time earnings impact of the First USA acquisition. However, the Committee deemed that BANC ONE's 1997 performance warranted compensation outside of the established matrix and awarded bonuses to Mr. McCoy and Mr. Lehmann of $1,500,000 and $900,000, respectively.

     PIP awards to all other executive officers are based upon a formula which provides reasonable consideration to a discretionary evaluation of the individual's contribution, and are otherwise based upon pre-established performance objectives for BANC ONE and each BANC ONE business. These objectives included specific targets for earnings growth. PIP performance thresholds apply both to the BANC ONE corporate level of consolidation and to each respective business. On average, target award levels for executive officers under PIP were set at 60% of annual base salary. Commensurate with BANC ONE's performance relative to its peer group, its business expectations, and the impact of the First USA acquisition, awards under PIP for 1997 were generally at the target award level.

STOCK-BASED INCENTIVE COMPENSATION

     Each year, the Committee reviews competitive data based on the Peer Group to determine the level of stock-based awards to be granted to executive officers and other key members of management. Stock-based awards for executive officers are intended to be at a level somewhat above the median of Peer Group award levels. BANC ONE has included stock options and restricted stock awards as key elements in its total compensation package for many years.

     Stock-based incentive compensation provides a long-term link between the results achieved for shareholders and the rewards provided to key executive officers. In 1995, shareholders approved the 1995 Plan which provides for the grant of many types of stock-based awards, including stock options, restricted stock awards, stock appreciation rights, performance shares, performance awards, performance share units, dividend or equivalent rights or performance stock awards.

     In 1997, the Committee granted stock options and restricted stock awards to BANC ONE's key executives based upon a subjective evaluation of each individual's performance and expected future contribution to BANC ONE. In granting stock-based awards the Committee also gave consideration to the amount and nature of similar awards granted by the Peer Group. All stock options were granted with an exercise price equal to the market price of Common Stock on the date of grant. Stock options were generally granted with a five year vesting period except at First USA, BANC ONE's newly acquired credit card subsidiary. At First USA stock options were generally granted with vesting as to one-fifth of the shares immediately and one-fifth in each of the subsequent four years as was First USA's practice before it was acquired by BANC ONE.

     Restricted stock was generally granted with vesting as to one-third of the shares on each of the fourth, sixth and eighth anniversaries of the date of grant.

     In 1997, the Committee made stock option awards to BANC ONE's Chairman and President based on a subjective evaluation of BANC ONE's performance, similar awards granted by the Peer Group and BANC ONE's past grant practices. As a result, in 1997 Mr. McCoy and Mr. Lehmann received incentive stock option awards and non-qualified stock option awards totaling 102,623 shares and 61,573 shares, respectively.

     Restricted stock awards made during 1997 to BANC ONE's Chairman and President were based on a matrix of specific 1996 performance measures established by the Committee in January 1996. The performance measures were an increase in earnings from the previous year and return on assets of not less than 1.15% to generate a minimum award. At the beginning of the performance period the Committee established restricted stock award targets for Mr. McCoy and Mr. Lehmann as a percentage of base compensation at the time of grant. This resulted in target restricted stock awards with grant values (number of shares multiplied by stock price on the date of grant) of $1,036,700 and $595,000, respectively. In 1996, BANC ONE exceeded its performance targets as to both earnings growth and return on assets. As a result, in 1997 Mr. McCoy and Mr. Lehmann received restricted stock awards with grant values of $1,079,764 and $619,715, respectively.

     Grants were made in 1996 under a three-year performance stock award program. The future value of these grants is contingent upon the achievement of sustained, significant increases in earnings per share (EPS) and share value over the three-year period of 1996-1998. These grants will also foster management continuity during this critical period. Participation is limited to those senior executives who are expected to make critical contributions to the organization over the performance period, and included 47 participants at December 31, 1997. At the conclusion of the three-year performance period, participants' awards will be determined based on a pre-established scale of compounded EPS growth for BANC ONE over the performance period. Awards will be capped at 200% of target unless BANC ONE's compounded EPS growth rate ranks in the top one-third of the fifty largest United States banks. In general, target award levels were set at 100% of each participant's January 1, 1996 base salary. The target award levels for Mr. McCoy and Mr. Lehmann were fixed by the Committee at the beginning of the performance period at $1,097,000 and $700,000, respectively. Awards will be paid in restricted shares of Common Stock with a six month vesting period. No new grants were made under this plan in 1997.

     In 1997 BANC ONE made "Special Recognition Awards" to recognize the outstanding and significant contributions of BANC ONE's line-of-business CEOs and their extraordinary contributions towards BANC ONE's restructuring efforts. The awards, based upon initial cash amounts, were made in the form of BANC ONE stock units in a deferred compensation account. The value of the stock units, based upon the market value of Common Stock, will reflect both changes in the price of Common Stock and accrued dividends. The deferred compensation account includes a three-year vesting restriction, after which time the employee may elect to diversify his account by exchanging the BANC ONE stock units into any other investment option available at that time within BANC ONE's deferred compensation plan. Vested account balances are payable the year after termination of employment. In 1997 Mr. McCoy, Mr. Lehmann, Mr. Stevens, Mr. Hoaglin and Mr. Steinhart received "Special Recognition Awards" of $4,000,000, $3,000,000, $1,000,000, $1,000,000 and
$1,000,000, respectively.

OTHER COMPENSATION

     In 1994, a "Split Dollar" life insurance plan was introduced covering, among others, the executive officers. Under this plan, which replaced the employee life insurance plan for covered officers, BANC ONE will be reimbursed for its contributions to premium costs from each policy's cash value or death benefit.

CONCLUSION

     Through the plans described above, a significant portion of BANC ONE's executive compensation is linked directly to individual and corporate performance and long-term stock price appreciation. The Committee will continue to review all elements of executive compensation to ensure that they continue to meet BANC ONE's business objectives.

THE PERSONNEL AND COMPENSATION COMMITTEE OF THE BANC ONE BOARD

     Bennett Dorrance
     E. Gordon Gee
     John R. Hall, Chairman
     John W. Kessler
     Thekla R. Shackelford

                             EXECUTIVE COMPENSATION

     The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) BANC ONE's Chief Executive Officer and
(ii) the four other most highly compensated executive officers of BANC ONE or a subsidiary thereof who were serving as executive officers of BANC ONE or a subsidiary thereof at December 31, 1997 and who BANC ONE management considers executive officers for purposes of such determination (the "Named Officers").

SUMMARY ANNUAL COMPENSATION

     The following Summary Annual Compensation Table sets forth the individual compensation awarded to, earned by or paid to BANC ONE's Chief Executive Officer and each of the Named Officers for services rendered in all capacities during the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997.

SUMMARY COMPENSATION TABLE(1)

                                                                                                          LONG-TERM
                                                                                                         COMPENSATION
                                                                                             ------------------------------------
                                                               ANNUAL COMPENSATION                   AWARDS
                                                       -----------------------------------   -----------------------
                                                                              OTHER ANNUAL   RESTRICTED     STOCK         LTIP
                                                       SALARY      BONUS      COMPENSATION    STOCK(3)    OPTIONS(4)   PAYOUTS(5)
NAME                       PRINCIPAL POSITION   YEAR      $          $             $             $         (SHARES)        $
----                       -------------------  ----   -------   ----------   ------------   ----------   ----------   ----------
John B. McCoy............  Chairman and CEO,
                            BANC ONE            1997   995,000    1,500,000     345,089(2)   1,079,764     102,623           --
                           Chairman and CEO,
                            BANC ONE            1996   995,000    1,250,000     334,769(2)   1,017,897     119,370           --
                           Chairman and CEO,
                            BANC ONE            1995   995,000    1,124,400     275,100(2)                 220,637           --
Richard J. Lehmann.......  President, BANC ONE  1997   717,500      900,000      74,472(2)     619,715      61,573           --
                           President, BANC ONE  1996   700,000      625,000     125,381(2)     613,416      67,340           --
                           President, BANC ONE  1995   578,254      556,600      62,503        399,997      51,055           --
Kenneth T. Stevens(7)....  CEO, Banc One
                           Retail Group         1997   485,000      291,000                    319,976      28,220           --
                           CEO, Banc One
                            Retail Group        1996   320,320      260,000                  1,703,748      30,713           --
Thomas E. Hoaglin........  CEO, Banc One
                            Services Corp       1997   482,500      290,000                    314,960      25,655           --
                           Chairman, Banc One
                            Ohio Corp.          1996   460,000      250,000                    299,995      29,964           --
                           Chairman, Banc One
                            Ohio Corp.          1995   441,000      235,000                    264,996      36,555           --
Ronald G. Steinhart......  CEO, Banc One
                            National
                            Commercial Banking
                            Group               1997   456,251      310,000                    299,996      24,373           --
                           Chairman, Banc One
                            Texas Corp.         1996   407,483      250,000                    249,984      26,810           --
                           Chairman, Banc One
                            Texas Corp.         1995   395,000      240,000                    214,989      40,690           --


                            ALL OTHER
                           COMPENSATION
NAME                           (6)$
----                       ------------
John B. McCoy............
                            4,116,872

                              116,217

                              114,385
Richard J. Lehmann.......   3,023,866
                               21,844
                               17,315
Kenneth T. Stevens(7)....
                            1,013,897

                              518,664
Thomas E. Hoaglin........
                            1,016,048

                               13,767

                               10,908
Ronald G. Steinhart......

                            1,017,681

                               15,530

                               12,518

------------------------------

(1) Includes amounts earned in 1997, whether or not deferred.

(2) Amounts included which exceed 25% of the total perquisites and other personal benefits reported:

      EXECUTIVE                                                                         1997       1996       1995
      ---------                                                                       --------   --------   --------
John B. McCoy.........  Deferred payments under Dividend Equivalent Unit Plan         $237,503   $213,286   $146,874
                        Personal use of company aircraft as required for security
                         reasons by the Board                                         $ 46,882   $ 68,939   $ 62,897
Richard J. Lehmann....  Personal use of company aircraft                              $ 24,713
                        One-time club initiation fees and annual club dues            $ 21,445   $ 76,390

(3) BANC ONE Common Stock closed at $38.9773 per share on May 1, 1997, adjusted for the 10% stock dividend paid February 26, 1998, the date of grant for all 1997 restricted stock awards to the executive officers listed above. The restrictions on shares of restricted stock expire as to one-third of the shares on each of the fourth, sixth and eighth anniversaries of the grant date with the exception of 44,000 shares with a grant date value of $1,395,000 given to Mr. Stevens on May 1, 1996 which vest on May 1, 1999. Dividends on restricted stock are paid to the grantees. As of December 31, 1997, the total number of shares of restricted stock and the value of said shares (based upon the closing market value of $49.375 per share on said date) outstanding to each of the persons listed above, are as follows:

                                                                              12/31/97
                                                                SHARES         VALUE
                                                                -------      ----------
John B. McCoy...............................................    101,237      $4,998,577
Richard J. Lehmann..........................................     60,214      $2,973,066
Kenneth T. Stevens..........................................     61,947      $3,058,663
Thomas E. Hoaglin...........................................     49,164      $2,427,473
Ronald G. Steinhart.........................................     31,115      $1,536,303

(4) Incentive Stock Options are granted up to an annual face value limit (number of shares multiplied by the exercise price) of $100,000. Non-Qualified Stock Options are used for the portion of face value amounts above this limit. All BANC ONE Stock Options are granted at the market price of BANC ONE Common Stock on the date of grant and are adjusted for stock splits and stock dividends.

(5) In 1997 each of the above executive officers participated in a 3 year Performance Stock Plan covering the performance period of 1996-1998. Awards, if any, will be based on the compounded EPS growth rate for BANC ONE during the performance period. Awards will be capped at 200% of target unless BANC ONE's compounded EPS growth rate ranks in the top one-third of the 50 largest US banks.

(6) This column includes the following:

    a. Special Recognition Awards for 1997 to Messrs. McCoy, Lehmann, Stevens, Hoaglin and Steinhart in the amounts of $4,000,000, $3,000,000, $1,000,000, $1,000,000 and $1,000,000, respectively. These awards recognize the outstanding and significant contributions of BANC ONE's executive management, and their extraordinary contributions towards BANC ONE's restructuring efforts. These awards are fully described in the Board Compensation Committee Report on Executive Compensation.

    b. The values of split-dollar life insurance arrangements with BANC ONE in the amount of $106,872, $13,866, $9,043, $6,048, and $7,681 for 1997;
       $108,439, $14,066, $9,007, $5,989 and $7,752 for 1996; and $109,385,
       $12,315, $0, $5,908, and $7,778 for 1995 for Messrs. McCoy, Lehmann,
       Stevens, Hoaglin, and Steinhart, respectively. The split dollar life insurance program is structured so that all premium payments are returned to BANC ONE at the later of (i) the executive attaining the age of 65 or
       (ii) the expiration of 15 policy years. In addition to the executive split-dollar policies, Mr. McCoy is covered by a split-dollar arrangement that insures the lives of Mr. McCoy and his wife, the value of which is included above.

    c. Employer matching contributions to the BANC ONE Security Savings Plan and the BANC ONE Security Savings Restoration Plan.

    d. Reimbursement of expenses in 1996 associated with Mr. Stevens' move to Columbus, Ohio in conjunction with the start of his employment with BANC ONE.

(7) Mr. Stevens' employment with BANC ONE began on April 29, 1996.

STOCK INCENTIVE PLANS

     The 1995 Plan authorizes the grant of Director Stock Options to Directors and the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares or units, performance shares or units, Performance Stock Awards (as defined in the 1995 Plan), dividend equivalent rights and other similar stock-based types of grants based in whole or in part by reference to Common Stock to key employees of BANC ONE and its affiliates. The 1995 Plan is administered by the Committee, the members of which are ineligible to participate in the 1995 Plan except with respect to Director Stock Options. In administering the 1995 Plan, the Committee will determine, among other things, the employees to whom grants of awards are to be made, the type of awards to be made, the grant terms of awards and such other terms and conditions as the Committee deems appropriate. The 1989 Stock Incentive Plan (the "1989 Plan"), which was terminated by the Board effective April 17, 1995, provided for the grant of similar awards to BANC ONE directors and to key employees of BANC ONE and its affiliates. Outstanding awards under the 1989 Plan remain in effect under the terms of their respective grants.

     The following tables set forth (i) the number and value of options granted in fiscal year 1997 to the individuals named in the Summary Annual Compensation Table; and (ii) the aggregated option exercises and fiscal year-end values for the individuals named in the Summary Annual Compensation Table for fiscal year 1997.

OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                                --------------------------------------------------------
                                    NUMBER OF
                                   SECURITIES       % OF TOTAL
                                   UNDERLYING        OPTIONS                               GRANT DATE
                                 OPTIONS GRANTED     GRANTED     EXERCISE                   PRESENT
                                -----------------   EMPLOYEES      PRICE     EXPIRATION     VALUE(4)
NAME                            TYPE(1)   NUMBER    IN 1997(2)   ($/SHARE)     DATE(3)        ($)
----                            -------   -------   ----------   ---------   -----------   ----------
John B. McCoy.................    ISO       2,565      0.04%     $38.9773    May 1, 2007     18,235
                                 NQSO     100,058      1.45%     $38.9773    May 1, 2017    780,452
                                 ----     -------      ----                                 -------
                                Total     102,623      1.49%                                798,687
Richard J. Lehmann............    ISO       2,565      0.04%     $38.9773    May 1, 2007     18,235
                                 NQSO      59,008      0.86%     $38.9773    May 1, 2017    460,262
                                 ----     -------      ----                                 -------
                                Total      61,573      0.89%                                478,497
Kenneth T. Stevens............    ISO       2,565      0.04%     $38.9773    May 1, 2007     18,235
                                 NQSO      25,655      0.37%     $38.9773    May 1, 2017    200,109
                                 ----     -------      ----                                 -------
                                Total      28,220      0.41%                                218,344
Thomas E. Hoaglin.............    ISO       2,565      0.04%     $38.9773    May 1, 2007     18,235
                                 NQSO      23,090      0.34%     $38.9773    May 1, 2017    180,102
                                 ----     -------      ----                                 -------
                                Total      25,655      0.37%                                198,337
Ronald G. Steinhart...........    ISO       2,565      0.04%     $38.9773    May 1, 2007     18,235
                                 NQSO      21,808      0.32%     $38.9773    May 1, 2017    170,102
                                 ----     -------      ----                                 -------
                                Total      24,373      0.35%                                188,337

                           BLACK-SCHOLES ASSUMPTIONS

                                                                                                                   RISK-
                                                           EXERCISE       REDUCTION                                FREE
                                                              AT             FOR                                  RATE OF
OPTION TYPE                  DURATION       VESTING       RETIREMENT      TURNOVER      DIVIDENDS   VOLATILITY    RETURN
-----------                  --------   ---------------   -----------   -------------   ---------   ----------   ---------
ISO........................  10 years   100% at 5 years   3 months         39.55%         $1.52       25.84%       6.71%
NQSO.......................  20 years   100% at 5 years   36 months        36.07%         $1.52       25.84%       6.71%

------------------------------
(1) Incentive Stock Options (ISO) or Non-Qualified Stock Options (NQSO).
(2) Based on 6,885,461 stock options granted to all employees during 1997 adjusted for the 10% stock dividend paid on February 26, 1998.
(3) All stock options become exercisable on the fifth anniversary of the date of grant if the executive is still employed by BANC ONE.
(4) Grant date present value is determined using a Black-Scholes Model modified to reflect the provisions of BANC ONE's stock options. This is a theoretical value for stock options. The amount realized from a stock option ultimately depends on the market value of BANC ONE Common Stock at a future date.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING               IN-THE-MONEY OPTIONS
                              SHARES                      UNEXERCISED OPTIONS HELD       AT FISCAL YEAR END ($)
                            ACQUIRED ON                    AT FISCAL YEAR END (#)                  (2)
                             EXERCISE        VALUE       ---------------------------   ---------------------------
                                (#)       REALIZED$(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                            -----------   ------------   -----------   -------------   -----------   -------------
John B. McCoy.............     8,716        198,683        199,900        725,914       5,920,323     14,616,046
Richard J. Lehmann........         0              0              0        208,108               0      3,740,399
Kenneth T. Stevens........         0              0              0         58,933               0        836,142
Thomas E. Hoaglin.........     9,769        335,420         37,194        137,152       1,063,270      2,639,410
Ronald G. Steinhart.......         0              0         30,912         96,656       1,045,016      1,822,412

------------------------------
(1) Fair market value at exercise minus the exercise price.

(2) Based on the fair market value of BANC ONE Common Stock of $49.375 on December 31, 1997 adjusted for the 10% stock dividend paid on February 26, 1998.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following graph compares (i) the yearly change in the cumulative total shareholder return on the Common Stock with (ii) the cumulative return of the Standard & Poor's 500 Stock Index ("S&P 500"), the Salomon 50 Index ("Salomon 50"), which was discontinued upon Salomon Inc's merger with Smith Barney Holdings Inc. in 1997, and the Standard & Poor's Bank Composite Index ("S&P Bank Composite"), the index chosen by BANC ONE to replace the Salomon 50. The graph assumes that the value of an investment in the Common Stock and in each index was $100 on December 31, 1992, and that all dividends were reinvested.

     The S&P 500, the Salomon 50 and the S&P Bank Composite are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in each indices. The S&P Bank Composite is comprised of the larger "Major Regional" and "Money Center" banks selected by Standard & Poor's. As of December 31, 1997 the S&P Bank Composite included 22 Major Regional and eight Money Center banks and bank holding companies. The Salomon 50 was comprised of 50 prominent banks, U.S. bank holding companies and similar institutions selected by Salomon Brothers Inc.

        Measurement Period                                                S&P Bank
      (Fiscal Year Covered)           BANC ONE           S&P 500          Composite        Salomon 50*
12/92                                  $ 100.00          $ 100.00          $ 100.00          $ 100.00
12/93                                        95               110               110               108
12/94                                        70               112               105               104
12/95                                       109               153               166               160
12/96                                       141               188               235               225
12/97                                       184               251               340                 *

------------------------------
* Index discontinued. Performance calculated through December 31, 1996.

SAVINGS PLAN

     In 1986, BANC ONE adopted the BANC ONE Security Savings Plan (the "401(k) Plan"), a tax deferred savings and profit sharing plan under Section 401(k) of the Code. Employees who have completed six months or more of continuous employment with BANC ONE or its subsidiaries and are 20 years of age or older may participate in the 401(k) Plan by directing their employer to make pre-tax salary contributions to the 401(k) Plan for their account up to 12% of the employee's base salary. The employee's pre-tax salary contributions may be invested in any of the following funds: the BANC ONE Common Stock Fund, The One Group(R) Prime Money Market Fund, The One Group(R) Income Bond Fund, The One Group(R) Equity Index Fund, The One Group(R) Large Company Growth Fund, The One Group(R) Investor Conservative Growth Fund, The One Group(R) Investor Growth & Income Fund and The One Group(R) Investor Growth Fund. In addition to an automatic 20% annual matching contribution, BANC ONE may make a supplemental employer matching contribution based on the percentage increase over the preceding year of BANC ONE's annual earnings per share (as originally reported with adjustments for stock splits and dividends) as follows:

           EARNINGS PER SHARE INCREASE               TOTAL MATCHING CONTRIBUTION
               OVER PRECEDING YEAR                      (BASIC & SUPPLEMENTAL)
-------------------------------------------------    ---------------------------
Less than 11%....................................         (20% +  0%) = 20%
11%..............................................         (20% + 15%) = 35%
12%..............................................         (20% + 20%) = 40%
13%..............................................         (20% + 25%) = 45%
14%..............................................         (20% + 30%) = 50%
15%..............................................         (20% + 35%) = 55%
16%..............................................         (20% + 40%) = 60%
17%..............................................         (20% + 45%) = 65%
18%..............................................         (20% + 50%) = 70%
19%..............................................         (20% + 55%) = 75%
20% or more......................................         (20% + 60%) = 80%

     The Committee may from time to time and without the consent of any employee or participant establish different criteria for which supplemental matching contributions may be made.

     The above table did not yield a supplemental contribution for 1997. However, the Committee awarded a 30 percent supplemental match for 1997 to recognize the effort put forth by employees in connection with several major initiatives, including Project One, the Retail Distribution Initiative and the bank charter consolidation initiative, to transform BANC ONE into a national company. The Committee also felt it appropriate to shelter employees from the one-time earnings impact of the First USA acquisition.

     Employer matching contributions vest upon the employee's completion of five years of service with BANC ONE or one of its affiliates. Employer matching contributions for 1997 for the account of the individuals named in the Summary Compensation Table are included in that table under the column "All Other Compensation".

     Effective January 1, 1998, the following amendments were made to the 401(k)
Plan:

     1. BANC ONE's matching contribution was increased to 50% from 20%. The supplemental performance-based match was discontinued.

     2. The definition of compensation was expanded to include base pay, any performance-based bonuses, commissions or other incentive pay, overtime, and shift differential pay.

     3. The percentage of compensation which many employees may invest was increased to 15 percent.

     4. For employees age 55 or older, the transfer of the vested matching contribution in BANC ONE Common Stock to any other 401(k) Plan fund is allowed.

     BANC ONE maintains a non-qualified savings deferral plan known as the BANC ONE Security Savings Restoration Plan to provide key employees with pre-tax salary deferrals and employer matching contributions which would have been provided under the 401(k) plan but for the limitations established under the Internal Revenue Code. Effective January 1, 1998 the plan was amended to remove the $30,000 total contribution limitation.

PENSION PLAN

     Prior to December 31, 1997, BANC ONE had a final average pay defined benefit pension plan (the "Old Plan") for its employees. Contributions to the Old Plan were determined on an actuarial basis for all employees as a group and not individually. Through December 31, 1997, plan benefits were based upon a percentage of final average compensation defined as the average of the highest consecutive five years of eligible compensation (as described below) out of the last ten full plan years, multiplied by the employee's years of credited service, to a maximum of 35 years. The eligible compensation for each employee under the Old Plan equaled base salary, plus 50% of bonuses, overtime, commissions, shift differential and incentive pay paid to each such person, including executive officers, covered by the Old Plan.

     Effective January 1, 1998, BANC ONE adopted the Cash Balance Plan. Under the terms of the Cash Balance Plan, a separate "account" is maintained for each employee participating in the plan. Each year, credits of from 3% to 9% of the participant's compensation for that year are made to an account for the participant. Compensation for this purpose is defined as base pay, any performance-based bonuses, commissions or other incentive pay, overtime and shift differential (up to a Code-imposed maximum of $160,000). The pay credits vary depending upon the participant's age and years of service, as shown in the following schedule:

AGE + YEARS OF SERVICE   PAY CREDITS
----------------------   -----------
        0 to 34             3.0%
       35 to 44             3.5%
       45 to 54             4.5%
       55 to 64             6.0%
       65 to 74             7.5%
           75 +             9.0%

     Interest is credited to participants' accounts. In addition, the Cash Balance Plan provides certain special additional credits for the accounts of participants who had at least five years of service and who were age 45 or older as of January 1, 1998. At the time of normal or early retirement, the accumulated account value of the participant is converted into one of several available forms of lifetime annuities.

     The estimated annual benefit payable under the Cash Balance Plan upon retirement at age 65 in 1998 for each of Messrs. McCoy, Lehmann, Stevens, Hoaglin and Steinhart is $130,000, $66,615, $48,831, $130,000 and $35,312,
respectively. The Code currently limits the maximum annual benefit payable under the Cash Balance Plan to $130,000.

     BANC ONE maintains an unfunded non-qualified pension plan, known as the Cash Balance Restoration Plan, to provide retirement benefits which would have been provided under the normal formulas of the Cash Balance Plan but for the limitations established under the Code. Participants in the BANC ONE Supplemental Executive Retirement Plan (including Messrs. McCoy, Lehmann, Stevens, Hoaglin and Steinhart) are not eligible to participate in the Cash Balance Restoration Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Effective January 1, 1998, BANC ONE adopted a Supplemental Executive Retirement Plan ("SERP") which provides benefits to certain executives who have attained age 55 and completed 10 or more years of service at the time of termination of employment or death. The SERP generally provides retirement benefits at age 65 equal to 60% (reduced for less than 30 years of service) of an executive's average compensation during his or her last five full years of employment. For each full year of employment prior to 1998, compensation will be calculated using the definition set forth in the Old Plan; for 1998 and years subsequent to 1998, compensation will be calculated using the definition set forth in the Cash Balance Plan. Payments under the SERP are reduced by other sources of retirement income, including benefits under the Cash Balance Plan and Social Security. Lesser benefits are available in the event of termination prior to age 65.

     The SERP provides that an eligible employee may retire prior to age 65 with full benefits under the SERP, provided that such employee has total age and years of service with BANC ONE equal to or exceeding 85 at retirement. Eligibility for this benefit is limited to participants having a base salary of $250,000 as of January 1, 1997, and is contingent upon the employee's execution of and compliance with a non-competition agreement with BANC ONE.

     The SERP provides for payment of benefits to be made in the form of a single lump sum or as annuity payments. SERP participants employed at BANC ONE on January 1, 1998, will receive the greater of the benefit provided by the SERP and the benefit that would have been provided by the Old Plan prior to the adoption of the Cash Balance Plan, ignoring limitations established under the Code.

     The following table illustrates the approximate maximum annual benefits payable to a participant under the SERP at various levels of final average compensation and years of service, assuming continuation of the SERP and retirement at age 65:

                                CREDITED YEARS OF SERVICE AT AGE 65(2)(3)
 FINAL AVERAGE    ---------------------------------------------------------------------
COMPENSATION(1)   10 YRS.    15 YRS.    20 YRS.     25 YRS.      30 YRS.      35 YRS.
---------------   --------   --------   --------   ----------   ----------   ----------
  $  500,000      $ 87,600   $133,900   $183,900   $  233,900   $  283,900   $  306,600
  $  600,000      $105,500   $163,900   $223,900   $  283,900   $  343,900   $  369,200
  $  700,000      $123,900   $193,900   $263,900   $  333,900   $  403,900   $  431,900
  $  800,000      $143,900   $223,900   $303,900   $  383,900   $  463,900   $  494,500
  $1,000,000      $183,900   $283,900   $383,900   $  483,900   $  583,900   $  619,800
  $1,250,000      $233,900   $358,900   $483,900   $  608,900   $  733,900   $  776,500
  $1,500,000      $283,900   $433,900   $583,900   $  733,900   $  883,900   $  933,100
  $1,750,000      $333,900   $508,900   $683,900   $  858,900   $1,033,900   $1,089,700
  $2,000,000      $383,900   $583,900   $783,900   $  983,900   $1,183,900   $1,246,300
  $2,250,000      $433,900   $658,900   $883,900   $1,108,900   $1,333,900   $1,403,000

------------------------------
(1) As of January 1, 1998 the final average compensation that would be used in calculating benefits under the SERP for Messrs. McCoy, Lehmann, Stevens, Hoaglin, and Steinhart was $1,805,600, $1,030,000, $615,000, $614,000 and
    $581,300, respectively.

(2) As of January 1, 1998 the credited years of service under the SERP for Messrs. McCoy, Lehmann, Stevens, Hoaglin, and Steinhart were 31, 28, 2, 24, and 5 years, respectively. For purposes of the SERP, the credited years of service for Mr. Lehmann include all of his service with BANC ONE and certain previous employers.

(3) Benefits set forth in the table are straight life annuity amounts and are not subject to deductions for Social Security or other offset amounts and include benefits payable under the Cash Balance Plan.

OTHER

     BANC ONE and Mr. Lehmann are parties to an agreement relating to Mr. Lehmann's benefits under the Old Plan and the SERP, the terms of which were originally set forth in an agreement (the "VNB Agreement") between Mr. Lehmann and Valley National Bank of Arizona (now Bank One, Arizona, N.A.). The agreement provides that, consistent with the VNB Agreement, Mr. Lehmann's retirement benefits under the Old Plan will be the greater benefit as between: (a) the sum of (i) the frozen accrued benefit under the Retirement Plan for Employees of the Valley National Bank of Arizona plus (ii) the benefit accrued under the Old Plan, recognizing credited service from and after January 1, 1994, or (b) the benefit accrued under the Old Plan recognizing credited service for all eligible periods of employment. Mr. Lehmann's benefits under the SERP will, consistent with the VNB Agreement, be calculated using credited service for all eligible periods of employment, less the amount payable under the Old Plan as calculated in the preceding sentence, and offset by the actual retirement benefits to be received under the Citicorp retirement plan(s). Under certain circumstances, Mr. Lehmann will, consistent with the VNB Agreement, be entitled to receive the greater of the benefit described in the preceding sentence or the benefit calculated and payable under the Valley National Supplemental Retirement Plan. If Mr. Lehmann's employment is terminated due to death or retirement or is terminated by BANC ONE for any reason other than gross negligence or malfeasance, Mr. Lehmann will be fully vested in the benefits described in the VNB Agreement. The estimated annual benefit payable to Mr. Lehmann pursuant to the VNB Agreement upon retirement at age 65 is $818,354, reduced by the annual retirement benefits received by Mr. Lehmann under the Citicorp retirement plan(s).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires BANC ONE's directors, executive officers and persons who own more than ten percent of a registered class of BANC ONE's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of such reports and representations from BANC ONE Directors and executive officers, BANC ONE believes that during 1997 all such reports were filed on a timely basis except that Kenneth T. Stevens was late in filing one Form 4, as a result of the purchase of shares of Common Stock by his agent, who failed to notify Mr. Stevens of the purchase on a timely basis.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     All Directors, including members of the Committee, and executive officers of BANC ONE and their associates are at present, as in the past, customers of the banks and broker-dealers affiliated with BANC ONE and have entered into lending transactions with such banks and broker-dealers in the ordinary course of business. Additional lending transactions may be expected to take place with banks and broker-dealers affiliated with BANC ONE in the ordinary course of business. Such lending transactions have been and will continue to be on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable lending transactions with other persons. Such lending transactions did not, and will not, involve more than normal risk of collectibility or present other unfavorable features.

     Alex Shumate, a Director of BANC ONE, is Managing Partner of the Columbus, Ohio office of Squire, Sanders & Dempsey, attorneys. BANC ONE and its subsidiaries retained Squire, Sanders & Dempsey for legal services in 1997 and will utilize the law firm in 1998. Payments paid to Squire, Sanders & Dempsey by BANC ONE and its affiliates in 1997 did not exceed 5% of the law firm's gross revenues for the year and were comparable to payments that would have been paid by BANC ONE and its affiliates to non-affiliated persons for similar services.

     On October 21, 1997, Richard W. Vague, Chairman and Chief Executive Officer of First USA Bank, sold 200,000 shares of Common Stock to BANC ONE for an aggregate purchase price of $10,712,500, or $53.5625 per share. The per share purchase price paid by BANC ONE was based upon the closing sales price of the Common Stock on October 20, 1997.

     See also "Compensation Committee Interlocks and Insider Participation."

                              OWNERSHIP OF SHARES

     No person is known to BANC ONE to be the beneficial owner of more than 5% of any class of equity securities of BANC ONE at January 1, 1998, except as follows:

                                                AMOUNT & NATURE
                      NAME AND ADDRESS           OF BENEFICIAL       PERCENT
TITLE OF CLASS      OF BENEFICIAL OWNER           OWNERSHIP(1)       OF CLASS
--------------  ----------------------------  --------------------   --------
Common Stock    BANK ONE TRUST COMPANY, N.A.  37,693,451 shares (2)    5.85%
                100 East Broad Street
                Columbus, Ohio 43271

     Set forth below is information as of January 1, 1998 concerning the number of shares of Common Stock(3) owned beneficially by all BANC ONE directors and executive officers (27 individuals) as a group and by the executive officers of BANC ONE named in the Summary Compensation Table, except with respect to Messrs. John B. McCoy and Lehmann whose share ownership is reported in the information on nominees for election as Directors under "Election of Directors":

                                                  AMOUNT AND NATURE OF
          NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
          ------------------------               -----------------------   ----------------
All Directors and Executive Officers as a
  group (27 individuals).....................           9,445,234(4)             1.57
Kenneth T. Stevens...........................              62,448(6)                 (5)
Thomas E. Hoaglin............................             166,858(7)                 (5)
Ronald G. Steinhart..........................              82,597(8)                 (5)

------------------------------
(1) Share amounts are reported and percentages of share ownership are calculated based upon the shares of Common Stock outstanding as of January 1, 1998, adjusted to give effect to the 10% stock dividend paid on February 26, 1998.

(2) Includes shares held by BANC ONE affiliates which have trust powers and which hold shares in various agency and trust accounts. With respect to those accounts, the BANC ONE affiliates have the sole power to vote approximately 15,660,327 of such shares, shared power to vote approximately 252,238 of such shares, sole power to dispose of approximately 11,809,983 of such shares and shared power to dispose of approximately 4,663,445 of such shares. All of the stock of the BANC ONE affiliates is owned by BANC ONE.

(3) No shares of Preferred Stock are beneficially owned by any BANC ONE director or executive officer, except for the 600 shares of Preferred Stock owned by one executive officer and constituting less than 1% of all the outstanding shares of Preferred Stock.

(4) Share amount shown excludes options to purchase 2,154,463 shares of Common Stock, which options were not exercisable on or within 60 days of January 1, 1998. Share amount shown includes (a) 520,004 shares of Common Stock which may be voted by the recipients but which, during a restricted period, may not be transferred and are subject to forfeiture in the event of employment termination, and (b) exercisable options on 2,115,984 shares of Common Stock.

(5) Less than 1% of the outstanding shares of Common Stock.

(6) Share amount shown excludes options to purchase 58,933 shares of Common Stock, which options were not exercisable on or within 60 days of January 1, 1998. Share amount shown includes 61,947 shares of Common Stock which may be voted by Mr. Stevens but which, during a restricted period, may not be transferred and, under certain circumstances, are subject to forfeiture in the event of employment termination.

(7) Share amount shown excludes options to purchase 137,152 shares of Common Stock, which options were not exercisable on or within 60 days of January 1, 1998. Share amount shown includes (a) 49,162 shares of Common Stock which may be voted by Mr. Hoaglin but which, during a restricted period, may not be transferred and are subject to forfeiture in the event of employment termination, and (b) exercisable options on 37,193 shares of Common Stock.

(8) Share amount shown excludes options to purchase 75,204 shares of Common Stock, which options were not exercisable on or within 60 days of January 1, 1998. Share amount shown includes (a) 31,114 shares of Common Stock which may be voted by Mr. Steinhart but which, during a restricted period, may not be transferred and are subject to forfeiture in the event of employment termination, and (b) exercisable options on 30,912 shares of Common Stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P., which has served as independent certified public accountants to BANC ONE since its formation, has been selected by the Board to serve in that capacity in 1998. A representative of Coopers & Lybrand L.L.P. will be present at the Meeting in order to respond to questions and to make any other statement such representative deems appropriate.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     In order for shareholder proposals to be considered for presentation at the 1999 Annual Meeting of Shareholders, such proposals must be received by BANC ONE not later than November 2, 1998.

                   ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     BANC ONE's Code of Regulations (the "Regulations") provide that shareholder nominations for election as directors may be made in compliance with certain advance notice, informational and other applicable requirements. In order to be considered, a shareholder's notice of director nomination must be delivered to or mailed and received by the Secretary of BANC ONE at 100 East Broad Street, Columbus, Ohio 43271 not less than 60 or more than 90 days prior to BANC ONE's annual meeting; provided, however, that if the annual meeting is called and less than 75 days prior public disclosure of the date of the meeting is given, timely notice by the shareholder must be delivered to or mailed and received by the Secretary of BANC ONE at the above address not later than the close of business on the earlier of the 15th day following the day on which public disclosure of the date of the meeting was made or the 15th day following the date that notice of the meeting was mailed. BANC ONE's annual meeting is traditionally held on the third Tuesday of April of each year. A shareholder's notice of director nominations must contain certain information required by the Regulations. Copies of the Regulations are available upon request made to the Secretary of BANC ONE at the above address. The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for shareholder proposals to be included in BANC ONE's proxy materials for a meeting of shareholders.

                                 OTHER BUSINESS

     As of the date of the Proxy Statement, the Board and management are not aware of any other matter which will come before the Meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the person or persons entitled to vote the shares represented by such proxy discretionary authority to vote the same with regard to any other matter in accordance with their best judgment in the interest of BANC ONE.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. ALTHOUGH YOU MAY PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOU EXECUTE, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POST-PAID ENVELOPE. YOU MAY WITHDRAW YOUR PROXY PRIOR TO ITS BEING VOTED.

                                          By Order of the Board of Directors:

                                          /s/ Steven Alan Bennett
                                          Steven Alan Bennett
                                          Senior Vice President, General Counsel
                                          and Secretary

Columbus, Ohio
March 11, 1998

                [MAP OF BANC ONE ANNUAL MEETING OF SHAREHOLDERS]

     Please be sure to bring your parking ticket from the Columbus Convention Center Garage, North Lot or East Lot for free parking validation at the Welcome Desks on April 21, 1998.

                                     NOTICE

                            ADMISSION TO THE MEETING

     In order to accommodate our shareholders, admission to the Meeting must be limited to shareholders, proxies, press and meeting staff. Two Welcome Desks will be set up to greet meeting attendees. If you hold stock in your own name, please proceed to the RECORD HOLDER Welcome Desk when you arrive. If you hold stock through a bank, broker or otherwise, please proceed to the STREET NAME Welcome Desk and please be prepared to furnish an account statement from your bank or broker, a copy of a proxy card mailed to you, or other proof of ownership of Common Stock. THOSE PERSONS WITHOUT SUCH PROOF WILL BE DELAYED UNTIL THE MEETING STAFF DETERMINES THAT THERE IS ADEQUATE SEATING FOR ALL ATTENDEES AND MAY BE DENIED ADMITTANCE IF SEATING SPACE IS JUDGED INADEQUATE.

PROXY                                                                      PROXY

                              BANC ONE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 21, 1998

     The undersigned shareholder of BANC ONE CORPORATION hereby appoints John
R. Hall, Frederick P. Stratton, Jr. and Robert D. Walter and each of them, Proxies, with power of substitution to each, for and in the name of the undersigned to vote, as designated on the reverse side hereof, all the shares of BANC ONE CORPORATION Common Stock held of record by the undersigned as of February 27, 1998 at the Annual Meeting of Shareholders to be held on April 21, 1998 or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposal 1 and according to the judgment of the proxies with respect to any other business that may come before the meeting or any adjournment thereof.

        PLEASE VOTE, SIGN AND DATE, AND RETURN THIS PROXY CARD PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
                 (Continued and to be signed on reverse side.)


--------------------------------------------------------------------------------

1. ELECTION OF DIRECTORS--
   Nominees: Bennett Dorrance, Charles E. Exley, Jr.,     For  Withhold  For All
   John R. Hall, Laban P. Jackson, Jr., John W. Kessler,  All     All    Except
   Richard J. Lehmann, John B. McCoy, John G. McCoy,      [ ]     [ ]      [ ]
   Thekla R. Shackelford, Alex Shumate, Frederick P.
   Stratton, Jr., John C. Tolleson and Robert D. Walter.

   ----------------------------------------------------
   (Except nominees written above.)


Please mark, date and sign exactly as your name appears above and return in the enclosed envelope. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement, each dated March 11, 1998.


                    Dated:
                          -----------------------------
Signature(s)
            -------------------------------------------

-------------------------------------------------------


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE